EX-99.B15(j)

                         NATIONS INSTITUTIONAL RESERVES
                                     FORM OF
                         SHAREHOLDER SERVICING AGREEMENT

                                 MARSICO SHARES


Ladies and Gentlemen:

     We wish to enter into this Shareholder Servicing Agreement ("Agreement") with you concerning the provision of administrative support services to your clients ("Customers") who may from time to time beneficially own Marsico Shares in one or more of the portfolios (the "Funds") of Nations Institutional Reserves (the "Trust").

     The terms and conditions of this Agreement are as follows:

     Section 1. You agree to provide the following administrative support services to your Customers who may from time to time beneficially own Marsico Shares:(1) (i) aggregating and processing purchase and redemption requests for Marsico Shares from Customers and transmitting promptly net purchase and redemption orders to our distributor or transfer agent; (ii) providing Customers with a service that invests the assets of their accounts in Marsico Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments from the Trust on behalf of Customers; (iv) providing information periodically to Customers showing their positions in Marsico Shares;
(v) arranging for bank wires; (vi) responding to Customers' inquiries concerning their investment in Marsico Shares; (vii) providing subaccounting with respect to Marsico Shares beneficially owned by Customers or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; (ix) forwarding to Customers proxy statements and proxies containing any proposals regarding this Agreement; (x) general shareholder liaison services; and (xi) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations. All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

     Section 2. You will perform only those activities which are consistent with statutes and regulations applicable to you. You will act solely as agent or, upon the order of, and for the account of, your Customers.

     Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your


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(1)    Services may be modified or omitted in the particular case and items relettered or renumbered.

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business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the administrative support services contemplated hereby.

     Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Market Shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by the Distributor or us in writing.

     Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect, except as provided herein. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Marsico Shares (or orders relating to the same) by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

     Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payments therefor, a fee as described in the applicable then current prospectuses. The fee rate payable to you may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Marsico Shares of any and all Funds, including the sale of Marsico Shares to you for the account of any Customer or Customers. Compensation payable under this Agreement is subject to, among other things, the National Association of Securities Dealers, Inc. ("NASD") Rules of Fair Practice governing receipt by NASD members of service fees from registered investment companies (the "NASD Service Fee Rule"). Such compensation shall only be paid if permissible under the NASD Service Fee Rule and shall not be payable for services that are deemed to be distribution-related services.

     Section 7. You agree to provide to us at least quarterly, a written report of the amounts expended by you in connection with the provision of administrative support services hereunder and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

     Section 8. We may enter into other similar Agreements with any other person or persons without your consent.

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     Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us; (ii) the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers' assets in Market Class Shares of the Funds, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you and (iii) in the event an issue pertaining to this Agreement is submitted for shareholder approval, and you have the authority from your Customer to do so, you will vote any Market Class Shares held for your own account in the same proportion as the vote of the Marsico Shares held for your Customers' benefit.

     Section 10. You agree to conform to compliance standards adopted by the Trust or its distributor as to when a class of shares in a Fund may be appropriately sold to particular investors.

     Section 11. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee and continues in effect until terminated. This Agreement is terminable with respect to any series of Market Class Shares, without penalty, at any time by us (which termination may be by a vote of a majority of the disinterested Trustees of the Trust) or by you upon written notice to the other party hereto.

     Section 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

     Section 13. This Agreement will be construed in accordance with the internal laws of The Commonwealth of Massachusetts without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

     Section 14. The names "Nations Institutional Reserves" and "Trustees" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 20, 1990 which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Nations Institutional Reserves" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

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     If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: 111 Center Street, Little Rock, Arkansas 72201; Fax No. (501) 377-2331; Attention: Mr. Richard H. Blank, Jr.

                                         Very truly yours,

                                         NATIONS INSTITUTIONAL RESERVES




Date: ____________________               By:_____________________________
                                            Name:________________________
                                            Title:_______________________




                                         Accepted and Agreed to:
                                         Servicing Agent


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                                                  (Firm Name)


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                                                   (Address)


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                                         (City)       (State)


                                         Fax # _________________________

                                         Attention: _____________________


Date:_____________________________       By:___________________________

                                         Name: ________________________

                                         Title: _________________________


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